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EX-16



LETTER FROM HJ Associates & Consultants, LLP
CERTIFIED PUBLIC ACCOUNTANTS

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C

Gentlemen:

We have read Item 4 included in the Form 8-K dated May 7, 2003 of Sub Surface Waste Management of Delaware, Inc. (Commission file no. 33-3378-D) filed with the Securities and Exchange Commission and are in agreement with the statement contained therein. We are not in a position to agree or disagree with the disclosures regarding Russell Bedford Stefanou Mirchandani LLP.


/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
May 7, 2003